                                                                     EXHIBIT 4.2


                           SECOND AMENDED AND RESTATED

                          REGISTRATION RIGHTS AGREEMENT

         THIS SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT is being entered into and is effective as of this 27th day of January, 2000, by and among LIVE PERSON, INC., Delaware corporation (the "Company"), the several persons and entities named on the signature pages hereto as INVESTORS (the "Investors") and ROBERT LOCASCIO (the "Founder").

         WHEREAS, the Founder is the holder of 4,557,142 shares of Common Stock, $0.001 par value ("Common Stock"), of the Company; and

         WHEREAS, certain of the Investors (the "Series A Investors") are the holders of an aggregate of 2,541,667 shares (the "Series A Shares") of Series A Convertible Preferred Stock, $0.001 par value ("Series A Preferred Stock"), of the Company, and warrants to purchase up to 312,500 shares of Common Stock (the "January 1999 Warrant Shares"); and

         WHEREAS, certain of the Investors (the "Series B Investors") are the holders of an aggregate of 1,142,857 shares (the "Series B Shares") of Series B Convertible Preferred Stock, $0.001 par value (the "Series B Preferred Stock"), of the Company, and warrants to purchase up to 166,667 shares of Common Stock (the "May 1999 Warrant Shares" and, together with the January 1999 Warrant Shares, the "Warrant Shares"); and

         WHEREAS, certain of the Investors (the "Series C Investors" and, together with the Series A Investors and the Series B Investors, the "Existing Investors"), are the holders of an aggregate of an aggregate of 5,132,433 shares (the "Series C Shares") of Series C Convertible Preferred Stock, $0.001 par value (the "Series C Preferred Stock"), of the Company; and

         WHEREAS, the Existing Investors and the Founder were granted certain registration rights under an Amended and Restated Registration Rights Agreement dated as of July 19, 1999, (the "Existing Agreement"); and

         WHEREAS, pursuant to a Series D Convertible Preferred Stock Purchase Agreement dated as of the date hereof (the "Series D Purchase Agreement"), among the Company and the persons named therein as Purchasers (the "New Investors" and, together with the Existing Investors, the "Investors"), the Company will issue and sell up to an aggregate of 3,157,895 shares (the "Series D Shares" and, collectively with the Series A Shares, the Series B Shares and the Series C Shares, the "Preferred Shares") of Series D Convertible Preferred Stock, $0.001 par value (the "Series D Preferred Stock" and, collectively with Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the "Preferred Stock"), of the Company; and

         WHEREAS, in order to induce the New Investors to consummate the transactions contemplated by the Purchase Agreement, and in order to merge and consolidate herein the provisions of the Existing Agreement, the parties hereto desire to amend and restate the Existing Agreement in its entirety and to provide for such additional terms hereinafter set forth;

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         NOW, THEREFORE, in consideration of the mutual premises and of the covenants and obligations hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree that the Existing Agreement is hereby amended and restated in its entirety to read as follows:

         1. CERTAIN DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings:

                  "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

                  "FOUNDER'S STOCK" shall mean all shares of Common Stock which are held on the date hereof or may be issued in the future to the Founder.

                  "HOLDER" shall mean the Founder, the Investors and any permitted transferees thereof to whom Registrable Securities are transferred so long as such person holds such Registrable Securities.

                  "INVESTORS' STOCK" shall mean the Preferred Shares, the shares of Common Stock held by the Investors or issued upon conversion of the Preferred Shares, the Warrant Shares and any other shares of Common Stock or other capital stock issued to or acquired by the Investors, including, without limitation, as a result of stock splits, stock dividends, reclassifications, recapitalizations, or similar events relating to any such shares.

                  "PREFERRED SHARES" shall have the meaning ascribed to such term in the Recitals to this Agreement.

                  "QUALIFIED PUBLIC OFFERING" shall mean an initial public offering of the Company's Common Stock underwritten on a firm commitment basis by a "nationally recognized" (as determined below) underwriter pursuant to an effective registration statement under the Securities Act of 1933, as amended, (i) which raises gross proceeds to the Company of at least $20,000,000 and (ii) in which such Common Stock is sold at a price per share (prior to underwriters' commissions and expenses) of at least $11.10 (as adjusted for stock splits, stock dividends, combinations and the like). For purposes of this Agreement, in order to determine if an underwriter is "nationally recognized," the adequacy of such underwriter's national presence shall be determined by the Company's Board of Directors.

                  "REGISTRABLE SECURITIES" shall mean (i) the Founder's Stock and (ii) the Investors' Stock, provided, however, that the only class of securities that the Company shall be required to register shall be Common Stock. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act in accordance with the terms hereof, regardless of whether such securities are actually sold pursuant to such registration statement (provided that such registration



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

         statement remains effective for at least 180 days (which 180-day period shall be extended on a day-per-day basis to the extent of any suspension in the Holder's ability to sell pursuant to clause (iv) of
         Section 6), (ii) such securities can be sold in the public market pursuant to Rule 144 of the Securities Act, without regard to volume or manner-of-sale limitations, (iii) they shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force (and the Holder thereof shall have received an opinion of independent counsel for the Holder reasonably satisfactory to the Company to the foregoing effects), or (iv) they shall have ceased to be outstanding.

                  "REGISTRATION EXPENSES" shall mean any and all expenses incident to performance of or compliance with this Agreement, including, without limitation, (i) all SEC and National Association of Securities Dealers, Inc. or relevant stock exchange registration, listing and filing fees, (ii) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Company, the underwriters or the Holders in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger, telephone and delivery expenses and transfer taxes, (iv) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or cold comfort letters required by or incident to such performance and compliance, (v) the reasonable fees and disbursements of one law firm retained in connection with each such registration by the Holders of Registrable Securities being registered and selected by the Holders of a majority of the Registrable Securities being sold, and (vi) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions of underwriters, agents or dealers relating to the distribution of the Registrable Securities, if any.

                  "SEC" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act or any similar federal statutes then in effect.

                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

                  "STOCKHOLDERS' AGREEMENT" shall mean the Third Amended and Restated Stockholders' Agreement dated as of January 27, 2000, by and among the Company and the persons named therein as Stockholders, as the same may be amended from time to time.

                  "THEN OUTSTANDING" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.


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

                  "WARRANT SHARES" shall have the meaning ascribed to such term in the Recitals to this Agreement.

         2. DEMAND REGISTRATION.

         (a) If the Company shall receive, at any time after the earlier of (x) January 27, 2003 and (y) that date that is 180 days following the effective date of the first registration statement on Form S-1 filed by the Company with the SEC registering the initial public offering of the Company's Common Stock (the "IPO"), a written request that the Company file a registration statement under the Securities Act from the Holders of not less than thirty-three and one-third percent (33-1/3%) of the Investors' Stock Then Outstanding, the Company shall use its best efforts to file, within ninety (90) days of receipt of such written request and subject to the limitations of Section 2(b), a registration statement and to have the registration statement declared effective by the SEC as soon as reasonably practicable after filing. Notwithstanding the foregoing, the Company shall, within fifteen (15) days of the receipt of such written request, give written notice of such request to the other Holders, which Holders may elect to have their Registrable Securities included in the offering. The Company shall not, pursuant to this Section 2(a), (i) be obligated to effect more than two (2) registrations for the Investors or (ii) prepare such registration statement unless the anticipated aggregate net cash proceeds resulting from such registration to the Initiating Holders (as defined below) are expected to exceed $1,000,000; provided, however, that a registration shall not be counted as a registration under this Section 2 (x) until such time as the registration statement has been declared effective by the SEC, and (y) such registration statement shall include at least thirty percent (30%) of the Registrable Securities other than Founder's Stock for which such registration has been requested, unless the Initiating Holders withdraw their request for such registration and elect not to pay the Registration Expenses therefor; provided further that if the Initiating Holders withdraw their request for registration during a deferral period under Section 2(c) hereof, the Company shall pay the Registration Expenses therefor, and such expenses shall not be debited against Registration Expense allotments for ensuing registrations hereunder, and such withdrawal request shall not be counted towards the number of demand registration permitted hereunder. The Initiating Holders shall select the underwriter, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed, for an offering made pursuant to this Section 2.

         (b) Notwithstanding any other provision of this Section 2, if the contemplated distribution pursuant to this Section 2 shall be by means of an underwriting and if the underwriter advises the holders of Investors' Stock initiating the registration request hereunder ("INITIATING HOLDER(S)") that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holder(s) shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated, first, to the Holders of Registrable Securities other than the Founder's Stock, pro rata based on the number of shares of the Registrable Securities set forth in the requests made pursuant to Section 2(a) and then to the extent, if any, advised by the managing underwriter, among all Holders of Founder's Stock requesting registration hereunder, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each such other Holder.


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

         (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2, a certificate signed by the President of the Company stating that in good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders. During any such deferral period, the Initiating Holders may withdraw their request, in which case the Initiating Holders will not have been deemed to have made a request for registration under this Section 2.

         (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2:

                  (i) During the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration statement filed by the Company (other than a registration statement on Form S-4, Form S-8 or a "universal shelf registration" on Form S-3 or any successor form); provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective, and further provided that such right to defer such filing shall not be exercised by the Company more than once in any twelve month period; or

                  (ii) If the Initiating Holder(s) is able to dispose of all of its remaining shares of Registrable Securities during a three-month period under Rule 144 promulgated under the Securities Act.

         3. FORM S-3 REGISTRATION.

         (a) If at any time (1) the Company shall receive from any Holder or Holders of Investors' Stock a written request or requests that the Company effect a registration of all or any portion of the Investors' Stock on Form S-3 or any successor thereto, (2) the reasonably anticipated proceeds therefrom shall be at least $1,500,000 and (3) the Company is a registrant entitled to use Form S-3 or any successor thereto to register such shares, the Company will:

                  (i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other holders of any shares of Registrable Securities; and

                  (ii) use its reasonable best efforts to effect, as soon as reasonably practicable, such registration (including, without limitation, the execution of an undertaking to file post effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other government requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities, of any Holder or Holders of Registrable Securities joining in such request as are specified in a written request given within thirty (30) days after receipt of such written notice from the Company.


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

         (b) Notwithstanding any other provision of this Section 3, if the contemplated distribution pursuant to this Section 3 shall be by means of an underwriting and if the underwriter advises the holders of Investors' Stock initiating the registration request hereunder ("INITIATING HOLDER(S)") that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holder(s) shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated, first, to the Holders of Registrable Securities other than the Founder's Stock, pro rata based on the number of shares of the Registrable Securities set forth in the requests made pursuant to Section 3(a) and then to the extent, if any, advised by the managing underwriter, among all Holders of Founder's Stock requesting registration hereunder, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each such other Holder.

         (c) The Company shall not, pursuant to Section 3(a), be obligated to
(i) effect more than three (3) such registrations for the Investors, or (ii) effect more than one such registration per 180-day period; provided, however, that a registration shall not be counted as a registration under this Section 3 unless such registration statement shall include at least thirty percent (30%) of the Registrable Securities other than Founder's Stock for which such registration has been requested; and further provided, that if the Initiating Holders withdraw their request for registration during a deferral period under
Section 3(c) hereof, the Company shall pay the Registration Expenses therefor, and such expenses shall not be debited against Registration Expense allotments for ensuing registrations hereunder, and such withdrawal request shall not be counted towards the number of S-3 registration permitted hereunder.

         (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 3, a certificate signed by the President of the Company stating that in good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders. During any such deferral period, the Initiating Holders may withdraw their request, in which case the Initiating Holders will not have been deemed to have made a request for registration under this Section 3.

         4. INCIDENTAL REGISTRATION. If at any time the Company proposes to register any of its equity securities under the Securities Act (other than (i) a "universal shelf" registration on Form S-3, or a registration on Form S-4 or Form S-8, or any similar or successor forms, (ii) a registration of securities in a Rule 145 transaction, (iii) with respect to an offering that is reasonably anticipated to be a Qualified Public Offering or (iv) with respect to an employee benefit plan), whether or not for sale for its own account, it will promptly give written notice to all Holders of Registrable Securities of its intention to do so at least 30 days prior to the filing date. If the registration for which the Company gives notice is a registered public offering involving an underwriting, the Company shall advise the Holders as part of the written notice. Upon the written request of any such Holder made within twenty
(20) days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder and the intended method of disposition thereof), the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities, which the

Company has been so requested to register by the Holders thereof, to the extent required to permit the disposition (in accordance with such intended methods thereof) of the Registrable Securities so to be registered ("INCIDENTAL REGISTRATION"); PROVIDED that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register the securities giving rise to the Holder's Incidental Registration rights hereunder, the Company may, at its election, give written notice of such determination to each Holder of Registrable Securities and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration, provided that the foregoing shall not affect the obligations of the Company under Sections 2 or 3. The Company shall select the underwriter for an offering made pursuant to this Section 4. All Holders requesting registration in such offering shall be eligible to distribute their securities through such underwriting, subject to compliance with the provisions of Sections 2, 3 and 7 of this Agreement. If a registration pursuant to this Section 4 involves an underwritten offering and the managing underwriter advises the Company in that, in its opinion, marketing factors require a limitation on the number of shares to be underwritten, then (i) the securities of the Company held by holders other than the Holders shall be excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter, and (ii) if a further limitation on the number of shares is required, then the number of shares of Registrable Securities that may be included in the underwriting shall be subject to reduction, first, among the holders of Founder's Stock pro rata based on the relative amount of Registrable Securities for which registration has been requested by such Holders, and second, among the remaining requesting Holders pro rata based on the relative amount of Registrable Securities for which registration has been requested by a Holder, provided, however, that in the case that such further limitation shall be imposed in connection with an underwritten offering other than a Qualified IPO, the number of shares of Registrable Securities other than Founder's Stock for which registration has been requested by the Holder(s) in such underwriting shall not be reduced to less than thirty percent (30%) of the aggregate number of shares to be included in such underwritten offering. Any Holder disapproving of the terms of any such underwriting may elect to withdraw from it by written notice to the Company and the underwriter.

         5. EXPENSES. The Company has agreed that the Registration Expenses in each registration under Sections 2, 3 and 4 hereof shall be borne by the Company; PROVIDED that, subject to Section 2(a), in the event a registration requested by the Initiating Holders pursuant to Section 2(a) is withdrawn at the request of such Holders, and if the Initiating Holders elect not to have such registration counted as a registration under Section 2(a), the Initiating Holders shall pay the Registration Expenses of such registration pro rata in accordance with the number of Registrable Securities included in such registration.

         6. REGISTRATION PROCEDURES. Whenever the Company effects or causes the registration of the Registrable Securities under the Securities Act as provided in this Agreement, the Company will use its reasonable best efforts to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof, and will:

         (a) prepare (and afford counsel for the selling Holders of Registrable Securities reasonable opportunity to review and comment thereon) and file with the SEC a registration



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

statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective as soon as commercially reasonable;

         (b) amend or supplement (and afford counsel for the selling Holders of Registrable Securities reasonable opportunity to review and comment thereon) such registration statement and the prospectus contained therein from time to time to the extent necessary to comply with the Securities Act (including the anti-fraud provisions thereof) and applicable state securities as may be necessary to keep such registration statement effective until the earlier of (x) the date on which securities registered pursuant to such registration statement have been disposed of and (y) the 180th day following the effectiveness of such registration statement (which 180-day period shall be extended on a day-per-day basis to the extent of any suspension in the Holder's ability to sell pursuant to clause (iv) of Section 6);

         (c) furnish to the Holders (i) notices of declaration of effectiveness issued by the SEC with respect to such filed registration statements, (ii) notices of suspension or withdrawal by the Company of any registration statement pursuant to which Registrable Securities are to be registered, and (iii) such reasonable number of the copies of registration statements and the prospectus included therein or any amendments or supplements thereto, and other documents incident thereto as may be reasonably requested from time to time;

         (d) use its best efforts to register or qualify (and keep effective such registration or qualification) such Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States as may be reasonably required to permit the Holders to sell the Registrable Securities or as the Holders shall reasonably request, PROVIDED that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this subsection (d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction; and PROVIDED, FURTHER, that this subsection (d) shall not be construed to require the Company to register as a broker-dealer in any jurisdiction any third person to whom or through whom a Holder proposes to sell Registrable Securities;

         (e) as expeditiously as possible, cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

         (f) promptly provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

         (g) promptly make available for inspection by the Holders, any managing underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Holders, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

         (h) as expeditiously as possible following the effectiveness of such registration statement, notify each seller of such Registrable Securities of any request by the Commission for the amending or supplementing of such registration statement or prospectus; and

         (i) obtain opinions of counsel to the Company addressed to the underwriters covering the matters customarily covered in underwritten offerings, and obtain a "cold comfort" letter or letters and updates thereof from the Company's independent public accountants (to the extent then permitted under applicable professional guidelines and standards) in customary form and covering matters of the type customarily covered in underwritten offerings, in each case as the underwriters or the Holder shall request; and make available for inspection by the Holders, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant, or other agent retained by the Holders or any such underwriter, such pertinent corporate documents and properties of the Company as may be reasonably requested.

         In connection with each registration hereunder, as a condition to the right to sell under any registration statement (i) the selling Holders of Registrable Securities will furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as shall be reasonably necessary in order to assure compliance with federal and applicable state securities laws; (ii) any such Holder of Registrable Securities will enter into a written agreement with the underwriters and the Company in such form and containing such provisions as are customary in the securities business for such an arrangement between major underwriters and companies of the Company's size and investment stature, and, if requested by the managing underwriter in connection with an underwritten public offering, such Holder of Registrable Securities will use its reasonable best efforts to cause its counsel to give any opinion customarily given, in connection with secondary distributions under similar circumstances PROVIDED that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of the Holders materially greater than the obligations of the Holders set forth in
Section 7; (iii) during such time as any such Holder of Registrable Securities may be engaged in a distribution of such stock, such Holder of Registrable Securities will comply with all applicable laws and, to the extent required by such laws, will, among other things (A) not engage in any stabilization activity in connection with the securities of the Company in contravention of such rules,
(B) distribute the Registrable Securities owned by such Holder solely in the manner described in applicable registration statement or as otherwise permitted by law, (C) cause to be furnished to each agent or broker-dealer to or through whom the Registrable Securities owned by such Holder may be offered, or to the offeree if an offer is made directly by such holder, such copies of the applicable prospectus (as amended and supplemented to such date) and the documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree, provided that the Company shall have provided such holder of Registrable Securities with an adequate number of copies thereof and
(D) not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company; and (iv) on notice from the Company of the happening of any event that requires the suspension by Holders of Registrable Securities of the distribution of any of Registrable Securities, then such Holder will cease offering or distributing the Registrable Securities until the Company notifies such Holder that the offering and distribution of the Registrable Securities may recommence. The Company shall not exercise its rights under Section 6(i)(iv) for a period in excess of 120 days in any twelve-month period.

         7. INDEMNIFICATION.

         (a) INDEMNIFICATION BY THE COMPANY. In the event of any registration of any securities of the Company under the Securities Act pursuant to Sections 2, 3 or 4 herein, the Company will, and it hereby does, indemnify and hold harmless, to the fullest extent permitted by law, the sellers of any Registrable Securities covered by such registration statement, its directors and officers or general and limited partners (and directors and officers thereof), each person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act, against any and all losses, claims, damages or liabilities, joint or several, and expenses (including legal, accounting and other expenses incurred in connection with investigation, preparation or defense of any of the foregoing, and including any amounts paid in any settlement effected with the Company's consent) to which such seller, any such director or officer or general or limited partner or any such underwriter or controlling person may become subject under the Securities Act, the Exchange Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or supplemental prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such seller and each such director, officer, general or limited partner, underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or preparing for and defending any such loss, claim, liability, damages, action or proceeding from time to time as such expenses are incurred; PROVIDED that the Company shall not be liable in any such case to any such person, to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or supplemental prospectus in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller or underwriter specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, general or limited partner, underwriter or controlling person and shall survive the transfer of such securities by such seller.

         (b) INDEMNIFICATION BY SELLERS OF REGISTRABLE SECURITIES. Each seller of Registrable Securities will, severally and not jointly, if Registrable Securities held by such seller are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless (in the same manner and to the same extent as set forth in subsection
(a) of this Section 7) the Company, its directors and officers signing the registration statement and each person who participates as an underwriter in the offering or sale of such securities and their respective controlling persons with respect to any untrue statement or alleged untrue statement of a material fact in or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading from such registration statement, any preliminary, final or supplemental prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller specifically stating that it is for use in the final or supplemental prospectus or amendment or supplement; PROVIDED in no event shall the liability of any seller of Registrable Securities be greater in amount than the amount of net proceeds received by such seller upon such sale. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any other prospective sellers or any of their respective directors, officers or controlling Persons and shall survive the transfer of such securities by such sellers.

         (c) NOTICES OF CLAIMS, ETC. Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 7, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; PROVIDED that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this
Section 7, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment (which is based on the written opinion of its counsel) a conflict of interest between such indemnified and indemnifying parties exists in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. If in an indemnified party's reasonable judgment (which is based on the written opinion of its counsel) a conflict of interest between the indemnified and indemnifying parties exists in respect of a claim or if the indemnifying party refuses or fails to participate in and to assume the defense of any action brought against an indemnified party, the indemnified party may assume the defense of such claim or action with counsel of its choosing at the expense of the indemnifying party which shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 7. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

         (d) CONTRIBUTION. If the indemnification provided for in or pursuant to this Section 7 is due in accordance with the terms hereof but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified person, shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified person on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified person by such person's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this section were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. In no event shall the liability of any selling seller of Registrable Securities be greater in amount than the amount of net proceeds received by such seller of Registrable Securities upon such sale, and the Company shall be liable and responsible for any amount in excess of such proceeds; PROVIDED, HOWEVER, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this section, notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this section. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld.

         8. NOTICE OF PROPOSED TRANSFER; LEGEND.

         (a) Prior to any proposed transfer of any share of Registrable Securities (other than under the circumstances described in Section 2, 3 or 4 hereof) so long as the certificates representing Registrable Securities are required to bear the legends set forth in the Stockholders' Agreement, and in addition to any requirement or restriction on transfer set forth in the Stockholders' Agreement, the holder thereof shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory to the Company (it being agreed that Kalow, Springut & Bressler LLP shall be satisfactory) to the effect that the proposed transfer of the Registrable Securities may be effected without registration under the Securities Act and appropriate action necessary for compliance with the Securities Act and any applicable state, local or foreign law has been taken, whereupon the holder of such Registrable Securities may transfer such Registrable Securities, in accordance with the terms of its notice. Notwithstanding the foregoing, no such opinion or other documentation shall be required if such notice shall cover (i) a transfer of Registrable Securities by a partnership or corporation to an affiliate of such partnership or corporation, or (ii) a distribution by a partnership to its partners or by a limited liability company to its members or by any other legal entity to its beneficial owners. The term "affiliate" of a person or entity or "affiliated with" a specified person or entity means any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the person or entity specified. The term "control" means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of securities, by contract, or otherwise.

         (b) Each certificate of Registrable Securities, as the case may be, transferred as above shall bear the legends substantially set forth in the Stockholders' Agreement unless (i) such transfer is to the public in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act.

         9. LOCKUP AGREEMENT. Each Holder, during the period of duration (up to, but not exceeding, one hundred eighty (180) days) specified by the Company and the managing underwriter of an underwritten public offering of Common Stock or other securities of the Company (the "Lockup Period"), following the effective date of a registration statement of the Company filed under the Securities Act, will not, to the extent requested by the Company and such underwriter, without the consent of the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration. The Holders' agreement under the preceding sentence, however, shall be subject to the following conditions:

         (a) that all directors, officers and executive-level employees of the Company and all holders of more than three percent (3%) of the then outstanding capital stock of the Company shall have agreed to comparable restrictions,

         (b) if the managing underwriter releases from the lockup restrictions described in this Section 9, any stockholder of the Company (except any employee or consultant of the Company that is not an officer, director or executive) prior to the expiration of the Lockup Period with respect to all or a percentage of the Common Stock held by such stockholder, all other stockholders of the Company subject to the lockup shall be released from such lockup restrictions to the same extent and on the same terms and conditions, and

         (c) the registrations with respect to which such restrictions shall be applicable shall be (A) the IPO, and (B) any other underwritten public offering in which such Holder shall have agreed to sell Registrable Securities.

Notwithstanding anything herein to the contrary, this agreement shall not restrict Goldman, Sachs & Co. or Allen & Company Incorporated and their respective affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage and other similar activities conducted in the ordinary course of its or its affiliates' business, so long as such activities are not conducted with respect to any Registrable Securities.

         10. NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient at the address specified below its respective signature hereto, if to an Investor, at his or its address specified on Schedule I hereto.

         Any party may give any written notice, request, consent or other written communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

         11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between them or any of them with respect to such subject matter (including, without limitation, the Existing Agreement). The parties hereto, being all the parties to the Existing Agreement, hereby acknowledge and agree that this Agreement constitutes a valid amendment and restatement of the Existing Agreement, in accordance with Section 12 hereof.

         12. AMENDMENTS, WAIVERS, ETC. Neither this Agreement nor any provision hereof may be waived, modified, amended or terminated, nor may the Company grant registration rights that conflict in any way with the registration rights granted hereunder, except by a written agreement signed by each of the parties hereto, PROVIDED, HOWEVER, that Investors holding at least sixty percent (60%) of the Investors' Stock may effect any such waiver, modification, amendment or termination on behalf of all holders of Investors' Stock, which shall then be binding on all such holders of Investors' Stock, and holders of at least sixty percent (60%) of the Founder's Stock may effect any such waiver, modification, amendment or termination on behalf of all holders of Founder's Stock, which shall then be binding on all such holders of Founder's Stock; PROVIDED FURTHER, that without the consent of the Company and holders of ninety percent (90%) of the Investors' Stock Then Outstanding, no amendment or addition to this Agreement may be made which alters the stated requisite percentage of holdings of Investors' Stock Then Outstanding to request a registration under Section 2(a) above or alters the provisions of this Section 12 affecting the holders of Investors' Stock. Notwithstanding the foregoing, if any waiver, modification, amendment or termination shall directly apply to any holder or holders of Investors' Stock or Founder's Stock, as the case may be, hereunder in a different fashion than all other holders of Investors' Stock or Founder's Stock, as the case may be, the written agreement of each holder of Registrable Securities Stock so adversely affected shall additionally be required.

         13. RULE 144 REPORTING.

         (a) The Company shall make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the 90th day after its initial registration statement is declared effective by the Commission.

         (b) The Company shall use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents as the Commission may prescribe under Section 13(a) or 15(d) of the Exchange Act at any time after the Company has become subject to such reporting requirements of the Exchange Act.

         (c) The Company shall furnish to any holder of Registrable Securities upon request (i) a written statement by the Company as to its compliance with the reporting requirements of

Rule 144 and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

         14. GOVERNING LAW; SUCCESSORS AND ASSIGNS. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof and, except as otherwise provided herein, shall be binding upon, and shall inure to the benefit of, the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

         15. SEVERABILITY. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

         16. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

         17. CAPTIONS. Captions are for convenience only and are not deemed to be part of this Agreement.

         19. COUNTERPARTS; FACSIMILE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                   COMPANY:

                                   LIVE PERSON, INC.

                                   By:    _____________________________
                                   Name:
                                   Title:


                                   FOUNDER:

                                   ____________________________________
                                   Robert LoCascio


                                   INVESTORS:

                                   DAWNTREADER FUND I LP

                                   By:    DT Advisors LLC, General Partner

                                   By:    _____________________________
                                   Name:  Edward Sim
                                   Title: Senior Vice President


                                   FG-LP

                                   By:    _____________________________
                                   Name:
                                   Title:


                                   FG-LPC

                                   By:    _____________________________
                                   Name:
                                   Title:


SIGNATURE PAGE FOR LIVEPERSON, INC. SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

                                   STERLING PAYOT CAPITAL, LP

                                   By:    _____________________________
                                   Name:
                                   Title:


                                   SAVP SIDECAR I LLC

                                   By:    _____________________________
                                   Name:
                                   Title:


                                   ALLEN & COMPANY INCORPORATED

                                   By:    _____________________________
                                   Name:
                                   Title:


                                   SCULLEY BROTHERS LLC

                                   By:    _____________________________
                                   Name:
                                   Title:


SIGNATURE PAGE FOR LIVEPERSON, INC. SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

                                   SILICON ALLEY VENTURE PARTNERS, LLC

                                   By:    _____________________________
                                   Name:
                                   Title:

                                   ____________________________________
                                   HENRY R. KRAVIS

                                   ____________________________________
                                   MARC LIPSCHULTZ

                                   ____________________________________
                                   ESTHER DYSON

                                   ____________________________________
                                   ALAN BRAVERMAN


SIGNATURE PAGE FOR LIVEPERSON, INC. SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

                                   HIGHLAND CAPITAL PARTNERS IV
                                   LIMITED PARTNERSHIP

                                   By:    Highland Management Partners IV
                                   Limited Partnership
                                          Its General Partner


                                   By:    ______________________________________
                                   General Partner

                                   HIGHLAND ENTREPRENEURS' FUND IV
                                   LIMITED PARTNERSHIP

                                   By:    Highland Entrepreneurs' Fund IV LLC,
                                          Its General Partner

                                   By:    ______________________________________
                                          Member


SIGNATURE PAGE FOR LIVEPERSON, INC. SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

                                   HAMBRECHT & QUIST CALIFORNIA

                                   By:      ____________________________________
                                   Name:    ____________________________________
                                   Title:   ____________________________________


                                   HAMBRECHT & QUIST EMPLOYEE VENTURE FUND,
                                   L.P. II

                                   By:      H&Q VENTURE MANAGEMENT, L.L.C.
                                   Its:     General Partner

                                   By:      ____________________________________
                                   Title:   ____________________________________

                                   ACCESS TECHNOLOGY PARTNERS, L.P.

                                   By:      ACCESS TECHNOLOGY MANAGEMENT, L.L.C.
                                   Its:     General Partner

                                   By:      H&Q VENTURE MANAGEMENT, L.L.C.
                                   Its:     Managing Member

                                   By:      ____________________________________
                                   Title:   ____________________________________

                                   ACCESS TECHNOLOGY PARTNERS BROKERS FUND, L.P.

                                   By:      H&Q VENTURE MANAGEMENT, L.L.C.
                                   Its:     General Partner

                                   By:      ____________________________________
                                   Title:   ____________________________________


SIGNATURE PAGE FOR LIVEPERSON, INC. SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

                                   THE GOLDMAN SACHS GROUP, INC.

                                   By:      ____________________________________
                                   Name:
                                   Title:

                                   STONE STREET FUND 1999, L.P.
                                   By:      Stone Street 1999 Corp.,
                                            its general partner

                                   By:      ____________________________________
                                   Name:
                                   Title:



SIGNATURE PAGE FOR LIVEPERSON, INC. SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

                                   SILICON ALLEY VENTURES, L.P.


                                   By:_________________________
                                        General Partner


                                   SAVP SIDECAR I-B, LLC


                                   By:_________________________
                                            Member


SIGNATURE PAGE FOR LIVEPERSON, INC. SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

                                   DELL USA, L.P.

                                   By: Del. Gen. P. Corp., its General Partner

                                   By:      ___________________________________
                                   Name:
                                   Title:

                                   AUSTIN I, LLC

                                   By:      ___________________________________
                                   Name:
                                   Title:

                                   VAN EYCK PARTNERS, LLC

                                   By:      ___________________________________
                                   Name:
                                   Title:

                                   STRIPED MARLIN INVESTMENTS, LLC

                                   By:      ___________________________________
                                   Name:
                                   Title:

                                   MSD EC I, LLC

                                   By:      ___________________________________
                                   Name:
                                   Title:

                                   NBC INTERACTIVE MEDIA, INC.

                                   By:      ___________________________________
                                   Name:
                                   Title:


SIGNATURE PAGE FOR LIVEPERSON, INC. SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

                                   SCHEDULE I

Dawntreader Fund I LP
118 West 22nd Street
11th Floor
New York, NY 10011
Attn: Ed Sim
Fax no. (212) 337-1257

FG-LP
FG-LPC
20 Dayton Avenue
Greenwich, Connecticut  06830
Attn: Kathleen Shepphird
Fax no. (203) 661-1331

Sterling Payot Capital, LP
222 Sutter Street, 8th Floor
San Francisco, CA 94108
Attn: Josh Huffard
Fax no. (415) 274-4545

SAVP Sidecar I LLC
SAVP Sidecar I-B LLC
Silicon Alley Venture Partners, LLC
Silicon Alley Ventures, L.P.
c/o the Scion Group
1010 Northern Blvd., Suite 310
Great Neck, New York 11021
Attn: Steve Brotman
Fax no. (212) 898-9044

Allen & Company Incorporated
711 Fifth Avenue
New York, New York  10022
Attn: Mr. Richard Fields

Sculley Brothers LLC
90 Park Avenue
New York, New York  10016
Attn: Mr. Arthur Sculley

Henry R. Kravis
c/o KKR
9 West 57th Street
New York, New York 10019

Marc Lipschultz
c/o KKR
9 West 57th Street
New York, New York 10019

Esther Dyson
104 Fifth Avenue, 20th Floor
New York, New York 10011

Alan Braverman
16 Cardinal Drive
Princeton Junction, NJ  08550

Highland Capital Partners IV Limited Partnership
Highland Entrepreneurs' Fund IV Limited Partnership
 c/o Highland Capital Partners
 Two International Place
 Boston, MA 02110
Attention: Wycliffe K. Grousbeck
Fax: 617-531-1550

Hambrecht & Quist California
Access Technology Partners, L.P.
Access Technology Partners Brokers Fund, L.P.
Hambrecht & Quist Employee Venture Fund II, L.P.
 c/o Hambrecht & Quist
 One Bush Street
 San Francisco, CA  94104
 Attention: Chris Montano
 Fax:  (415) 439-3818

The Goldman Sachs Group, L.P.
Stone Street Fund 1999, L.P.
 85 Broad Street, 19th Floor
 New York, NY  10004
 Attention:  Eve Gerriets
 Fax:  212-357-5505

Dell USA, L.P.
Paul Legris
Dell Ventures
c/o Dell Computer Corporation
Mail Stop 8066
One Dell Way
Round Rock, TX 78682

With a copy to:

Thomas H. Welch, Jr.
VP and Deputy General Counsel
Legal Dept.
Dell Computer Corporation
Mail Stop 8033
One Dell Way
Round Rock, TX 78682

Austin I, LLC
Van Eyck Partners, LLC
Striped Marlin Investments, LLC
MSD EC I, LLC
c/o MSD Capital, L.P.
780 Third Avenue, 43rd Floor
New York NY  10017
Attn: Marc R. Lisker

NBC Interactive Media, Inc.
30 Rockefeller Plaza
New York, NY  10112
Attn: Martin J. Yudkovitz